Exhibit 10.1

December 13, 2012

VIA HAND DELIVERY
Richard P. Cleys
2 Peters Creek Court
Simpsonville, SC 29681

Dear Rich:

Please accept our thanks for your long and dedicated service to ScanSource, Inc. (“ScanSource” or “Company”). Your employment with ScanSource will end effective December 31, 2012 (“Separation Date”). This letter agreement (“Agreement”) will confirm our conversations regarding compensation to be paid and other items.

1.
Consideration. In recognition of your service to the Company, and in return for your agreement to execute the release attached hereto as Exhibit A (the “Release,” which is substantially the same form of release as attached to your Employment Agreement dated June 6, 2011), ScanSource will, following your Separation Date:

a.
Pay you total cash compensation of Two Hundred Eight Thousand and 00/100 Dollars ($208,000.00), which is approximately equivalent to one half (six months) of the amount of your annualized cash compensation under your Employment Agreement.

b.
Once your active health insurance coverage terminates on December 31, 2012, you may continue to participate in the Company’s health insurance plan via COBRA, but you must affirmatively elect COBRA coverage to do so. If you elect COBRA coverage, through June 30, 2014 you will only be required to pay the amounts paid by active Company employees for health insurance coverage, with the remainder of the amounts to be paid toward COBRA being subsidized by the Company. From July 1, 2014 through December 31, 2014 you will no longer be eligible for COBRA but the Company will allow you to continue to participate in the Company’s health insurance plan and you will only be required to pay amounts that you would otherwise be paying were you still eligible for COBRA, with the Company subsidizing the remainder.

Notwithstanding the foregoing, you will be required to pay 100% of any amounts to be paid for COBRA coverage upon the date you obtain other health insurance benefits or group coverage.

You and your spouse will be allowed to have access to the Company’s health insurance plan after December 31, 2014 until you turn 65 (on July 9, 2016) but you will be required to pay 100% of any amounts to be paid for any coverage you elect through the Company’s medical plans.

The maximum amount to be paid to you or on your behalf under this section 1(b) is Twenty Six Thousand Four Hundred and 00/100 Dollars ($26,400.00).

c.
The Company will pay up to Ten Thousand and 00/100 Dollars ($10,000.00) for retirement and professional transition services. To obtain amounts under this subsection you must submit invoices from such service providers and the Company will pay these invoices directly.

2.
Prior Agreement. With regard to that certain prior agreement (the “Prior Agreement”) entered into between you and the Company on November 6, 2007, you agree to forfeit any stock options which are subject to the Prior Agreement and which have not been exercised as of the date of this Agreement, and the Company agrees not to attempt to obtain reimbursement from you for the Thirteen Thousand Four Hundred Forty Three and 00/100 Dollars ($13,443.00) paid by the Company on your behalf under the Prior Agreement.

3.
No Representation on Taxes. You agree and acknowledge that ScanSource has made no representation to you regarding the tax consequences of any funds received pursuant to this Agreement. You agree to pay any federal, state, or local taxes for which you may become personally liable as a result of any such funds received by you.

4.
Excess Benefits. This Agreement provides benefits in excess of benefits to which you would be entitled under the Employment Agreement, or any Company policies or severance plans, and these benefits are provided in lieu of any other payments to you, not in addition to them. Except for the actual time worked up through the Separation Date, the benefits set forth in this Agreement are all the benefits you will receive as a result of your employment with and separation from ScanSource.

5.
Non-Admission. You agree and acknowledge that Company does not admit, but expressly denies, any violation of any statute, regulation or common law doctrine concerning your relationship with Company and that the Release does not constitute an admission or indication of any violation.

6.
Remedies for Breach. You agree that should you breach any of the release and discharge provisions of this Agreement or the Release you will forfeit and repay Company for any payment made or consideration offered pursuant to Section 1 of this Agreement, and Company’s obligation to make such payments or provide such consideration will be forever extinguished. In the event a challenge is made to the enforceability of some or all of the language in the Release and a suit, demand or claim is brought by you against any party released, the released party will be entitled to a set-off in the full amount of all payments made under this Agreement in any action brought.

7.
Continuing Obligations Under Employment Agreement. By signing this Agreement and accepting the benefits provided herein, you acknowledge and confirm the continuing obligations under your Employment Agreement, including the non-compete and other restrictions on your conduct post-employment as set forth in Section 11 of the Employment Agreement. The Company acknowledges its obligation to compensate you for your pro-rata annual bonus incentive attainment through your Separation Date pursuant to your Employment Agreement.

8.
Continuing Cooperation. Until the expiration of the applicable statutes of limitations, you agree to provide continuing cooperation to Company in the defense of any asserted or unasserted claims, charges or lawsuits pending against Company or any of its affiliates or subsidiaries. Such cooperation shall include, but not be limited to, providing information, affidavits, deposition testimony or testimony as a witness in any forum. Provided, however, that compliance with this Section 8 will not be enforced in such a way as to impose an undue burden upon you. You also agree to participate in joint messages to financial institutions and oversight agencies.

9.
Transition of Responsibilities. You agree to provide good faith participation in the transition of your duties. You agree to prepare a written summary of outstanding projects/issues on which you are currently working by December 31, 2012, for the purpose of transitioning your responsibilities. Further, you agree to provide reasonable assistance to your successor by explaining the methodologies used to perform your duties.

10.
Severability and Reformation. You and Company agree that if any particular terms, paragraphs, subparagraphs, sections, subsections, or portions of this Agreement are determined by an appropriate court to be invalid or unenforceable as written, they shall be modified as necessary, and as permitted under the law to be made valid or enforceable, and such modification shall not affect the remaining provisions of this Agreement, or if they cannot be modified to be made valid or enforceable, then they shall be severed from this Agreement, and all remaining terms and provisions shall remain enforceable.

11.
Choice of Law, Venue, and Arbitration. This Agreement shall be interpreted and governed by the laws of the State of South Carolina. Any claim or dispute arising under this Agreement will be subject to arbitration, and before commencing any court action, the Parties agree that they will arbitrate all controversies and such arbitration will occur in Greenville, South Carolina according to the Employment Dispute Rules of the American Arbitration Association and the Federal Arbitration Act, 9 U.S.C. §1, et seq. The arbitrators will be authorized to award both liquidated and actual damages as well as injunctive relief, but no punitive damages. The arbitrator’s award will be binding and conclusive upon the Parties, subject to 9 U.S.C. §10. Each party has the right to have the award made the judgment of a court of competent jurisdiction.

12.
Voluntary Agreement and Release. You represent and warrant that you were not coerced, threatened or otherwise forced to sign this Agreement, and that your signature appearing hereinafter is genuine. You understand that this Agreement, including the Release, contains a full release of ALL claims now existing by you against the Released Parties and that you are waiving only past and existing claims, but not claims which may arise after the date this Agreement is executed. You understand that you are receiving valuable consideration under this Agreement that you would not otherwise be entitled to.

13.
Waiver of Claims. You understand that by signing this Agreement, and the Release, you are waiving all claims, or potential claims, including, but not limited to, claims or potential claims under the Federal Age Discrimination in Employment Act of 1967, as amended.

14.
Entire Agreement. This Agreement, including the Release, and the Employment Agreement constitute the entire understanding of the parties on the subject hereof and supersedes all prior understandings and instruments on the subjects treated herein. This Agreement may not be modified, other than by a written instrument executed by duly authorized representatives of the parties.

We appreciate your services to ScanSource and wish you the best for the future. If you have any questions concerning your Separation of benefits please call me. Also, if you agree to the terms of this letter, please sign the acknowledgment below and return it to me.

Sincerely,

By:    /s/ Michael L. Baur
Name: Michael L. Baur
Title: Chief Executive Officer

ACKNOWLEDGMENT

I agree to and accept the terms of this Agreement relating to the Separation of my employment.

12/18/2012            /s/ Richard P. Cleys
Date                Richard P. Cleys

EXHIBIT A TO LETTER AGREEMENT BETWEEN SCANSOURCE, INC. AND
RICHARD P. CLEYS DATED DECEMBER 13, 2012
RELEASE
THIS RELEASE (“Release”) is granted effective as of the 13 day of December, 2012, by Richard P. Cleys (“Executive”) in favor of ScanSource, Inc. (the “Company”). Executive gives this Release in consideration of the Company’s promises and covenants as recited in the letter agreement dated December 13, 2012 (“Agreement”) to which it is attached, with respect to which this Release is an integral part.
1.        Release of the Company. Executive, for himself, his successors, assigns, executors, administrators, insureds, attorneys, and all those entitled to assert his rights, now and forever hereby releases and discharges the Company and its respective officers, directors, shareholders, stockholders, trustees, partners, joint ventures, board members, employees, agents, parent corporations, divisions, wholly or partially owned subsidiaries, affiliates, estates, predecessors, successors, heirs, executors, administrators, assigns, representatives and attorneys (the “Released Parties”), from any and all legal, administrative, and equitable claims, actions, causes of action, sums of money due, suits, debts, liens, covenants, contracts, obligations, costs, expenses, damages, judgments, agreements, promises, demands, claims for attorneys’ fees and costs or liabilities of any nature whatsoever, in law or in equity, which Executive ever had or now has against the Released Parties, including any claims arising by reason of or in any way connected with any employment relationship which existed between the Company or any of its parents, subsidiaries, affiliates or predecessors, and Executive. It is understood and agreed that this Release is intended to cover all actions, causes of action, claims or demands for any damage, loss or injury, which may be traced either directly or indirectly to the aforesaid employment relationship, or the Separation of that relationship, that Executive has, had or purports to have, from the beginning of time to the date of this Release, whether known or unknown, that now exists, no matter how remotely they may be related to the aforesaid employment relationship including but not limited to claims for employment discrimination under federal, state or local statutes, except as provided in Paragraph 2. Without limiting the broadness of the foregoing language, Executive agrees to release Company from any and all claims under:

1.	Title VII of the Civil Rights Act of 1964, as amended by the Civil Rights Act of 1991;

2.	Section 1981 of the Civil Rights Act of 1866, as amended;

3.	Executive Orders 11246, 13496 and 11141;

4.	the Equal Pay Act of 1963;

5.	the Consolidated Omnibus Budget Reconciliation Act of 1985 (COBRA);

6.	the Americans with Disabilities Act of 1990 and any amendments thereto, including the ADA Amendments Act of 2008;

7.	the Rehabilitation Act of 1973;

8.	the Employee Retirement and Income Security Act of 1974;

9.	the Sarbanes-Oxley Corporate Reform Act of 2002;

10.	whistle-blower and/or retaliation claims or suits under the Sarbanes-Oxley Act of 2002;

11.	the Family and Medical Leave Act of 1993, as amended;

12.	the Health Insurance Portability and Accountability Act of 1996 (HIPAA);

13.	the Fair Labor Standards Act of 1938, as amended;

14.	the Occupational Safety and Health Act;

15.	the Uniformed Services Employment and Re-employment Act of 1994;

16.	the Worker Adjustment and Retraining Notification Act;

17.	the Lilly Ledbetter Fair Pay Act of 2009;

18.	the Fair Credit Reporting Act;

19.	state workers’ compensation law;

20.	Consumer Credit Protection Act

21.	Immigration Reform and Control Act of 1986;

22.	National Labor Relations Act;

23.	the Genetic Information Nondiscrimination Act of 2008;

24.	the Age Discrimination in Employment Act;

25.	the South Carolina Payment of Wages Act;

26.	the South Carolina Human Affairs Law;

27.	claims arising under the United States and/or South Carolina Constitutions;

28.	claims for wages and overtime pay and commissions, bonuses, vacation pay or any express or implied contracts;

29.
any common law claims or claims founded in tort (including negligence) for wrongful discharge, negligence, negligent hiring, negligent training or negligent supervision, assault or battery, invasion of privacy, false imprisonment, intentional infliction of emotional distress, defamation, libel, slander, breach of contract (oral, written or implied), or any other equitable basis or action;

30.	claims that the Company treated or dealt with me unfairly; and

31.
any claims arising under any other federal, state or local law, statute, regulation, ordinance, treaty or law of any other type, or any other cause of action or theory of recovery arising by virtue of my employment relationship and/or affiliation with ScanSource or any public policy, tort or common law.

Without waiving any prospective or retrospective rights under the Fair Labor Standards Act, I admit that I have received from ScanSource all rights and benefits, if any, due or potentially due to me pursuant to the Fair Labor Standards Act. I understand and acknowledge that it is the parties’ intent that I release all claims that can be legally released but no more than that.
I affirm that while I was employed with the Company, I had no known and unreported workplace injuries or occupational diseases and was not denied leave under the Family and Medical Leave Act of 1993.
I represent and agree that I have been paid and have received all paid or unpaid leave, compensation, wages, overtime, vacation or sick pay, bonuses and/or benefits to which I may be entitled and no other amounts, except as provided in the Agreement, are due to me.
Executive specifically agrees not to attempt to institute any proceedings or pursue any action pursuant to any laws (state, local, or federal) with any agency or in any jurisdiction (state, local or federal) based on employment with or Separation from the Company except as required or protected by law. Executive covenants that he will in no way encourage or assist any person or entity (including, but not limited to, any past, present or future employee(s) of Company) to take part or participate in any legal or administrative action against Company, except as otherwise required or protected by law. Nothing in this Release shall be interpreted or applied in a manner that affects or limits Executive’s otherwise lawful ability to bring an administrative charge with the Equal Employment Opportunity Commission or other appropriate state or local comparable administrative agency; however, the parties agree that Executive has released Company from all liability arising from the laws, statutes and common law listed in Paragraph 1 (except as set forth in this paragraph below, with respect to the Age Discrimination in Employment Act (“ADEA”)) and, as such, Executive is not and will not be entitled to any monetary or other comparable relief on his own behalf. Nothing in this Agreement shall be interpreted or applied in a manner that affects or limits Executive’s ability to challenge (with a lawsuit or administrative charge) the validity of Executive’s release of Company for age claims under the ADEA (which release is provided for in Paragraph 2 of this Agreement). Other than a challenge to the validity of the release of ADEA claims, Executive has released Company from all liability with respect to the laws, statutes, and common law listed in Paragraph 2, including the ADEA.
2.        Release of Claims Under Age Discrimination in Employment Act. Without limiting the generality of the foregoing, Executive agrees that by executing this Release, he has released and waived any and all claims he has or may have as of the date of this Release for age discrimination under the Age Discrimination in Employment Act, 29 U.S.C. § 621, et seq. It is understood that Executive is advised to consult with an attorney prior to executing this Release; that he in fact has consulted a knowledgeable, competent attorney regarding this Release; that he may, before executing this Release, consider this Release for a period of twenty-one (21) calendar days; and that the consideration he receives for this Release is in addition to amounts to which he was already entitled. It is further understood that this Release is not effective until seven (7) calendar days after the execution of this Release and that Executive may revoke this Release within seven (7) calendar days from the date of execution hereof.

3.        Executive acknowledges and represents that as an employee of the Company he has been obligated to, and has been given the full and unfettered opportunity to, report timely to the Company any conduct that would give rise to an allegation that the Company or any affiliate of the Company has violated any laws applicable to its businesses or has engaged in conduct which could otherwise be construed as inappropriate or unethical in any way, even if such conduct is not, or does not appear to be, a violation of any law. Executive acknowledges that a condition of the payment of any consideration provided by the Company to the Executive hereunder is his truthful and complete representation to the Company regarding any such conduct, including but not limited to conduct regarding compliance with the Company’s Code of Ethics, policies and procedures, and with all laws and standards governing the Company’s business.
Executive’s truthful and complete representation, based on his thorough search of his knowledge and memory, is as follows: Executive has not been directly or indirectly involved in any such conduct; no one has asked or directed him to participate in any such conduct; and Executive has no specific knowledge of any conduct by any other person(s) that would give rise to an allegation that the Company or any affiliate of the Company has violated any laws applicable to its businesses or has engaged in conduct which could otherwise be construed as inappropriate or unethical in any way.
Executive agrees that he has carefully read this Release and is signing it voluntarily. Executive acknowledges that he has had twenty one (21) days from receipt of this Release to review it prior to signing or that, if Executive is signing this Release prior to the expiration of such 21-day period, Executive is waiving his right to review the Release for such full 21-day period prior to signing it. Executive has the right to revoke this release within seven (7) days following the date of its execution by him, and must deliver written notice of revocation in person to John J. Ellsworth at the following address: 6 Logue Court, Greenville, South Carolina 29615, and such revocation shall not be effective unless actually received by John Ellsworth within seven (7) days following the date the release was signed by Executive. If Executive revokes this Release within such seven (7) day period, no severance benefit will be payable to him under the Employment Agreement and he shall return to the Company any such payment received prior to that date.
EXECUTIVE HAS CAREFULLY READ THIS RELEASE AND ACKNOWLEDGES THAT IT CONSTITUTES A GENERAL RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS AGAINST THE COMPANY UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT, AND ANY AND ALL OTHER STATE AND FEDERAL LAWS, WHETHER STATUTORY OR COMMON LAW. EXECUTIVE ACKNOWLEDGES THAT HE HAS HAD A FULL OPPORTUNITY TO CONSULT WITH AN ATTORNEY OR OTHER ADVISOR OF HIS CHOOSING CONCERNING HIS EXECUTION OF THIS RELEASE AND THAT HE IS SIGNING THIS RELEASE VOLUNTARILY AND WITH THE FULL INTENT OF RELEASING THE COMPANY FROM ALL SUCH CLAIMS.

/s/ Richard P. Cleys
Executive: Richard P. Cleys
Date:	12/18/2012